January 9, 2007

Cumberland Resources Ltd.

Suite 950, One Bentall Centre

505 Burrard Street

Box 72

Vancouver, BC

V7X 1M4

Dear Sirs:

Confidentiality Agreement

You have requested information from Agnico-Eagle Mines Limited (the "Company") in connection with a possible strategic transaction (the "Proposed Transaction") involving Cumberland Resources Ltd. (“Cumberland” or “you”) and the Company.  The Company has disclosed and will continue to disclose to you certain information which is non-public, confidential or proprietary in nature.  In connection with the Proposed Transaction, you will develop or acquire similar information.  This letter sets out our agreement concerning such information.

In consideration of the Company providing information to you in connection with the Proposed Transaction, you agree with the Company as follows:

1.

In this agreement, the term:

"affiliate" has the meaning set forth in the Securities Act (Ontario) on the date of this agreement;

"Information" means all information and each item and copy of it, whether oral, graphical, written or stored in computerized, electronic, disk, tape, microfilm or any other form:  (i) that the Company or an affiliate of the Company or any of their respective representatives provides to you or any of your representatives in connection with the Proposed Transaction, including, without limitation, (A) financial, operating, environmental, scientific, geological, engineering, cartographical and technical data and information and samples thereof, and (B) the fact that the Company is considering proceeding with the Proposed Transaction and the fact that this agreement has been entered into; and (ii) all analyses, compilations, studies, forecasts, data, information or other documents or records that you or any of your representatives prepare containing or based upon, in whole or in part, any Information;

"person" includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other entity recognized by law;

"Privilege" means any privilege whatsoever, including without limitation solicitor-client privilege, anticipation of litigation privilege, work product privilege, and privilege in respect of "without prejudice" communications, and any claim thereto, and "Privileged" has a corresponding meaning;

"representatives" means the directors, officers, employees, agents, lawyers, accountants, consultants, financial advisers and all other representatives of the party being referred to; and

"subsidiary" has the meaning set forth in the Securities Act (Ontario) on the date of this agreement.

2.

You agree:

(a)

to keep the Information confidential, whether or not such Information is specifically described as "confidential" or "privileged" or both;

(b)

to make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted by this agreement;

(c)

to use the Information only in connection with the Proposed Transaction;

(d)

not to use the Information in any way detrimental to the Company or any of its affiliates;

(e)

not to disclose any of the Information, except as permitted by this agreement, unless you have obtained the prior written consent of the Company; and

(f)

to ensure that your representatives keep all of the covenants you have agreed to keep in this agreement as if they had signed this agreement.

3.

You may disclose the Information to your representatives but only to the extent that they:

(a)

need to know the Information in connection with the Proposed Transaction;

(b)

are informed by you of the confidential nature of the Information; and

(c)

agree to be bound by the terms of this agreement.

4.

Neither you nor any of your representatives shall communicate with any representative of the Company regarding the Proposed Transaction unless communications with such person for such purpose have been expressly authorized by the Company.

5.

You agree to be responsible for any breach of the provisions of this agreement by any of your representatives.  You agree to indemnify the Company and its affiliates, and their respective representatives and save them fully harmless from and against any loss, cost, damage, expense or liability of any kind whatsoever (including, without limiting the generality of the foregoing, the reasonable legal, accounting and other professional costs, expenses, fees and disbursements, with legal fees determined on a solicitor-client basis) suffered or incurred by any of them arising directly or indirectly as a result of or in connection with any breach by you or any of your representatives of any provision of this agreement.

6.

The Company disclaims any representation or warranty as to the accuracy or completeness of any Information and no responsibility or liability is accepted by the Company or any other person for any errors, misstatements or omissions in the Information.  Accordingly, you agree that the Company and its representatives shall have no liability to you or your representatives for any loss, cost, damage, expense or liability of any kind whatsoever resulting from or arising in connection with any such error, misstatement or omission.

7.

You agree to keep a record of each location of the Information. You agree to carry out promptly any instructions from the Company to deliver to the Company or destroy all copies of Information in any form.  You agree not to retain any copies of Information, whether you received those copies from the Company or you or your representatives prepared them.

8.

You acknowledge that you have no interest in the Information, that the Company is entitled to the exclusive use of the Information and that the Information is the exclusive property of the Company.  You agree that Information disclosed to you is of a confidential or proprietary nature and may be the subject of a Privileged communication and that it would be contrary to the best interests of the Company if Information were used or disclosed except as provided for in this Agreement.

9.

If you or your representatives become legally compelled to disclose any of the Information, you shall immediately notify the Company so that the Company or its affiliates may seek a protective order or other appropriate remedy or may waive compliance with the provisions of this agreement.  You shall consent to and assist the Company in obtaining any protective order or other appropriate remedy that the Company or any of its affiliates may seek to prevent disclosure of any of the Information to the public. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this agreement, you or your representative will furnish only that portion of the Information which you are advised by written opinion of your counsel is legally required and you will exercise your best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

10.

This agreement does not apply to any Information that:

(a)

is or becomes generally available to the public other than as a result of a disclosure in breach of this agreement;

(b)

becomes available to you on a non-confidential basis from a source other than the Company or its affiliates, and their respective representatives, so long as that source is not to your knowledge bound by a confidentiality agreement with the Company or its affiliates and their respective representatives or otherwise prohibited from transmitting the Information to you by a contractual, legal or fiduciary obligation;  or

(c)

you knew on a non-confidential basis before it was disclosed to you by the Company or its affiliates, and their respective representatives.

11.

In any event, this Agreement shall terminate two years after the date of this Agreement.

12.

You acknowledge that a breach of any of the covenants or provisions in this agreement would cause the Company or its affiliates to suffer loss for which they could not be adequately compensated by damages and that the Company or its affiliates may, in addition to any other remedy or relief, enforce the performance of this agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage to the Company or its affiliates and notwithstanding that damages may be readily quantifiable.  You agree not to plead sufficiency of damages as a defence in the proceeding for such injunctive relief brought by the Company or its affiliates.

13.

You acknowledge and agree that no failure or delay by the Company in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

14.

This agreement shall be governed by and interpreted and enforced in accordance with the laws in force in the Province of Ontario (excluding any rule or principle of the conflict of laws which might refer such construction to the laws of another jurisdiction) and shall be treated, in all respects, as an Ontario contract.  Each of us irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement.  When you do so, this agreement will constitute our agreement with respect to its subject matter.